Exhibit 99.1

40 IDX Drive

P.O. Box 1070

Burlington, VT 05402-1070

www.idx.com

Contacts:  Margo Happer

Director – Investor Relations and

Corporate Communications

802-859-6169

FOR IMMEDIATE RELEASE

IDX SYSTEMS CORPORATION REPORTS

2003 SECOND QUARTER RESULTS

Record Revenues, Strong Earnings

BURLINGTON, VT – July 22, 2003 – IDX Systems Corporation (NASDAQ:IDXC) reported results today for the second quarter ended June 30, 2003.

Revenues for the second quarter ended June 30, 2003 increased to $98.3 million compared with $85.1 million for the second quarter of 2002. Revenues for the six-month period ended June 30, 2003 increased to $190.7 million compared with revenues of $166.0 million for the same period in 2002. Revenues for all periods presented reflect the elimination of IDX’s medical transcription services business operated through its former, wholly owned subsidiary, EDiX Corporation, which was divested on June 18, 2003.

Net income from continuing operations for the second quarter 2003 was $5.4 million, or $0.18 per diluted share, compared with net income from continuing operations of $3.2 million, or $0.11 per diluted share, in the same period last year.

For the six-month period ended June 30, 2003, IDX reported net income from continuing operations of $9.1 million, or $0.31 per diluted share, compared with net income from continuing operations of $6.5 million, or $0.22 per diluted share, in the same period last year.

Net income for the second quarter 2003 was $32.1 million, or $1.09 per diluted share, compared with net income of $2.8 million, or $0.09 per diluted share, in the same period last year.

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IDX Systems Corporation

Second Quarter 2003 Results

For the six-month period ended June 30, 2003, IDX reported net income of $36.0 million, or $1.22 per diluted share, compared with net income of $6.9 million, or $0.24 per diluted share, in the same period last year.

Net income for the second quarter of 2003 and for the six-month period ended June 30, 2003 includes income from discontinued operations consisting primarily of a gain, net of income taxes, of $26.4 million associated with the sale of EDiX.

The results for the six-month period ended June 30, 2002 included a one-time gain (a special item) on the sale of investment in a subsidiary; excluding that gain of $4.3 million, net income from continuing operations for the first six-months of 2002 would have been $3.6 million, or $0.12 per diluted share.

IDX considers operating results excluding special items to be the most relevant benchmark of the company’s core operating performance, indicating underlying trends in the company’s business performance. Management uses this measure to manage the business and evaluate its performance.

“Rising costs and increased utilization are driving healthcare organizations to information technology for answers, and our solutions are designed to lower the cost of doing business while improving the quality of patient care,” said Richard E. Tarrant, Chairman of IDX. “We are pleased with our results this quarter and are anticipating continued growth and enhanced profitability in the second half of this year and beyond.”

Separately today, IDX announced the following noteworthy contracts signed in the second quarter:

•	Continuum Health Partners for the IDX Carecast™ enterprise clinical system. Continuum supports a significant portion of inpatient stays in metropolitan New York and will use Carecast to support computerized physician order entry (CPOE), electronic clinical documentation at the point of care, and lifetime electronic patient records. IDX will be delivering integrated outpatient and inpatient clinical integration – including CPOE – on a single database.

•	Midland Memorial Hospital, of Midland, Texas, for the IDX Imagecast™ Radiology Information System (RIS) and Picture Archiving and Communications System (PACS). The 300-bed acute care facility conducts 125,000 exams annually and will leverage the Imagecast RIS/PACS for both inpatient and outpatient services.

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IDX Systems Corporation

Second Quarter 2003 Results

•	PeaceHealth for IDX Imagecast PACS. PeaceHealth is a premier IDX customer that has implemented IDX Carecast, Flowcast™ and the Imagecast RIS. The new agreement for the IDX PACS solution provides the large integrated delivery network with another step forward in the organization’s initiative to utilize IT to improve patient safety and care.

•	Premier Health Partners for extending the reach of the Imagecast RIS and to mark the go-live of the Imagecast PACS at Miami Valley Hospital. All aspects of medical imaging and information management will be managed by Imagecast solutions for two hospitals and a primary care network of 115 physicians in 42 locations.

“This quarter, once again, we demonstrated our ability to generate new sales as well as build upon our strong relationships with existing customers,” said James H. Crook, Jr, President and Chief Executive Officer of IDX. “The agreement with Continuum Health Partners is our largest deal to date. As a major health system in metropolitan New York, Continuum Health Partners will, we believe, deliver significant and lasting improvements in care to the region using our Carecast system. Our new agreement with PeaceHealth represents another step forward for this large, complex integrated delivery network, which has consistently selected IDX for its mission-critical healthcare IT needs.”

IDX remains comfortable with its 2003 revenue guidance of $400–$406 million from continuing operations. IDX expects earnings per share from continuing operations to be $0.73 per share.

A conference call with investors will be held on July 22, 2003 at 10:00 am EDT to discuss these results. An audio Webcast of the call is available at our Internet site: www.idx.com, Investor Relations, Multimedia.

About IDX

Founded in 1969, IDX Systems Corporation provides information technology solutions to maximize value in the delivery of healthcare, improve the quality of patient service, enhance medical outcomes, and reduce the costs of care. IDX supports these objectives with a broad range of complementary and functionally rich products installed at 3,300 customer sites. Customers include 138,000 physicians who utilize practice management systems to improve patient care and other workflow processes. IDX Systems are installed at:

380 Integrated delivery networks (IDNs) representing more than 500 hospitals

175 large group practices with more than 200 physicians

665 mid-size group practices with less than 200 physicians

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IDX Systems Corporation

Second Quarter 2003 Results

The IDX web strategy includes browser technology, e-commerce and web-based tools – built using Internet architecture – that facilitates access for patients, physicians and care providers to vital health information and data managed by the IDX clinical, administrative, financial, and managed care products. IDX has approximately 2,100 full-time employees.

This press release contains forward-looking statements about IDX Systems Corporation that involve a number of risks and uncertainties, including statements regarding IDX’s future financial performance, profitability or results of operations, and the ability of IDX’s customers to improve patient care through the use of IDX’s systems. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are uncertainties or difficulties in developing new services and systems, difficulties in implementing systems including Carecast, Imagecast, Flowcast and Groupcast, possible deferral, delay or cancellation by customers of computer system or service purchase decisions, possible delay of system installations and service implementations, development by competitors of new or superior technologies, changing economic, political and regulatory influences on the healthcare industry, possible disruptions in the national economy caused by terrorist activities and foreign conflicts, changes in product pricing policies, governmental regulation of IDX’s software and operations, the possibility of product-related liabilities, and factors detailed from time to time in IDX’s periodic reports and registration statements filed with the Securities and Exchange Commission, including those described under the caption “Forward-looking Information and Factors Affecting Future Performance” in each of IDX’s Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003, which important factors are incorporated herein by reference. IDX undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

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IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues
Systems sales	$36,786	$26,182	$69,327	$53,398
Maintenance and service fees	61,493	58,879	121,393	112,586

Total revenues	98,279	85,061	190,720	165,984

Operating expenses
Cost of systems sales	11,508	8,588	23,300	17,813
Cost of maintenance and services	43,690	41,889	85,351	82,998
Selling, general and administrative	21,058	17,638	41,512	36,219
Software development costs	14,228	12,427	27,578	24,090

Total operating expense	90,484	80,542	177,741	161,120

Operating income	7,795	4,519	12,979	4,864

Other income (expense)
Other income (expense)	(38)	232	86	505
Gain on sale of investment in subsidiary	—	—	—	4,273

Total other income (expense)	(38)	232	86	4,778

Income before income taxes	7,757	4,751	13,065	9,642

Income tax provision	(2,327)	(1,568)	(3,919)	(3,182)

Net income from continuing operations	5,430	3,183	9,146	6,460

Discontinued operations
Income (loss) from discontinued operations, net of income taxes	311	(420)	426	430
Gain on sale of discontinued operations, net of income taxes	26,400	—	26,400	—

Income (loss) from discontinued operations	26,711	(420)	26,826	430

Net income	$32,141	$2,763	$35,972	$6,890

Basic earnings (loss) per share
Income from continuing operations	$0.19	$0.11	$0.31	$0.22
Income (loss) from discontinued operations	$0.91	$(0.01)	$0.92	$0.01

Basic earnings per share	$1.10	$0.10	$1.23	$0.24

Basic weighted average shares outstanding	29,195	28,875	29,184	28,858

Diluted earnings (loss) per share
Income from continuing operations	$0.18	$0.11	$0.31	$0.22
Income (loss) from discontinued operations	$0.91	$(0.01)	$0.91	$0.01

Diluted earnings per share	$1.09	$0.09	$1.22	$0.24

Diluted weighted average shares outstanding	29,456	29,162	29,436	29,088

Earnings per share numbers may not foot due to rounding.

The above financial statement includes the following special item:
	Six Months Ended June 30,
	2003	2002
Gain on sale of investment in subsidiary	$—	$(4,273)
Tax effect of included special item	—	1,410

Total net effect of included special item	$—	$(2,863)

IDX SYSTEMS CORPORATION

Consolidated Statements of Operations

(in thousands, except for per share data)

*Excluding one-time charges

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues
Systems sales	$36,786	$26,182	$69,327	$53,398
Maintenance and service fees	61,493	58,879	121,393	112,586

Total revenues	98,279	85,061	190,720	165,984

Operating expenses
Cost of systems sales	11,508	8,588	23,300	17,813
Cost of maintenance and services	43,690	41,889	85,351	82,998
Selling, general and administrative	21,058	17,638	41,512	36,219
Software development costs	14,228	12,427	27,578	24,090

Total operating expense	90,484	80,542	177,741	161,120

Operating income	7,795	4,519	12,979	4,864

Total other income (expense)	(38)	232	86	505

Income before income taxes	7,757	4,751	13,065	5,369
Income tax provision	(2,327)	(1,568)	(3,919)	(1,772)

Net income from continuing operations	5,430	3,183	9,146	3,597

Discontinued operations
Income (loss) from discontinued operations, net of income taxes	311	(420)	426	430
Gain on sale of discontinued operations, net of income taxes	26,400	—	26,400	—

Income (loss) from discontinued operations	26,711	(420)	26,826	430

Net income	$32,141	$2,763	$35,972	$4,027

Basic earnings (loss) per share
Income from continuing operations	$0.19	$0.11	$0.31	$0.12
Income (loss) from discontinued operations	$0.91	$(0.01)	$0.92	$0.01

Basic earnings per share	$1.10	$0.10	$1.23	$0.14

Basic weighted average shares outstanding	29,195	28,875	29,184	28,858

Diluted earnings (loss) per share
Income from continuing operations	$0.18	$0.11	$0.31	$0.12
Income (loss) from discontinued operations	$0.91	$(0.01)	$0.91	$0.01

Diluted earnings per share	$1.09	$0.09	$1.22	$0.14

Diluted weighted average shares outstanding	29,456	29,162	29,436	29,088

Earnings per share numbers may not foot due to rounding.

The above financial statement excludes the following special item:
	Six Months Ended June 30,
	2003	2002
Gain on sale of investment in subsidiary	$—	$(4,273)
Tax effect of excluded special item	—	1,410

Total net effect of excluded special item	$—	$(2,863)

IDX SYSTEMS CORPORATION

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2003	2002
Assets
Cash	$15,447	$37,184
Marketable securities	75,235	14,300
Accounts receivable, net	93,537	86,596
Refundable income taxes	6,847	7,590
Prepaid and other current assets	8,873	8,169
Deferred tax asset	2,566	3,603
Assets of discontinued operations	—	45,050

Total current assets	202,505	202,492

Property and equipment, net	80,978	71,038
Capitalized software costs, net	1,793	2,126
Goodwill, net	2,508	2,411
Other assets	14,002	13,778
Deferred tax asset	1,570	—

Total assets	$303,356	$291,845

Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other liabilities	$50,926	$56,647
Deferred revenue	21,960	17,969
Notes payable to bank	—	18,727
Liabilities of discontinued operations	—	6,289

Total current liabilities	72,886	99,632
Stockholders’ equity	230,470	192,213

Total liabilities and stockholders’ equity	$303,356	$291,845

IDX SYSTEMS CORPORATION

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2003	2002
OPERATING ACTIVITIES
Net income	$32,141	$2,763
Less: Income (loss) from discontinued operations, net of income taxes	311	(420)
Gain on disposal of discontinued operations, net of income taxes	26,400	—

Net income from continuing operations	5,430	3,183
Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	2,948	2,827
Amortization	571	738
Deferred tax provision	2,746	—
Increase in allowance for doubtful accounts	294	264
Loss on disposition of assets	—	93
Changes in operating assets and liabilities:
Accounts receivable	(8,177)	(622)
Prepaid expenses and other assets	(52)	(1,137)
Accounts payable and accrued expenses	2,335	(781)
Federal and state income taxes	(744)	1,398
Deferred revenue	3,002	598

Net cash provided by operating activities of continuing operations	8,353	6,561
Net cash used in operating activities of discontinued operations	(2,009)	(1,799)

INVESTING ACTIVITIES
Purchase of property and equipment, net	(8,934)	(5,663)
Proceeds from the sale of EDiX Corporation, net of expenses	63,012	—
Other assets	—	(7,485)

Net cash provided by (used in) investing activities	54,078	(13,148)

FINANCING ACTIVITIES
Proceeds from sale of common stock	1,843	2,033
Proceeds from debt issuance	—	15,000
Repayment of debt issuance	(23,727)	(15,000)

Net cash (used in) provided by financing activities	(21,884)	2,033

Increase (decrease) in cash and marketable securities	38,538	(6,353)
Cash and marketable securities at beginning of period	52,144	47,675

Cash and marketable securities at end of period	$90,682	$41,322

Noncash Financing Activity:
Issuance of restricted stock	$314	$—